Exhibit 99.1

ALLMERICA FINANCIAL CORPORATION REPORTS THIRD

QUARTER NET INCOME OF $0.21 PER SHARE

WORCESTER, Mass., October 27, 2003—Allmerica Financial Corporation (NYSE: AFC) today reported net income for the third quarter of $11.4 million, or $0.21 per share, compared to a net loss of $313.4 million, or $5.93 per share in the third quarter last year. The company also announced it is closing its broker-dealer operation, VeraVest Investments, Inc., and third quarter earnings include a related charge of $7.2 million, or $0.13 per share.

“Overall, we are pleased with our continued progress,” said Frederick H. Eppinger, Jr., president and chief executive officer of Allmerica. “Earnings for the quarter were in line with expectations and we began an extensive review of our operations that will continue through the fourth quarter.” Eppinger said, “The decision to cease operations of our broker-dealer followed a great deal of careful analysis and deliberation. Ultimately, we concluded that the broker-dealer would not generate sufficient profitability in the forseeable future to justify our continued investment. This will enable us to focus on the profitable growth of our regional property and casualty companies.”

Segment Results

Allmerica Financial conducts business in three operating segments: Property and Casualty, Allmerica Financial Services, and Asset Management. Property and Casualty markets property and casualty insurance products on a regional basis through The Hanover Insurance Company and Citizens Insurance Company of America. Allmerica Financial Services manages a portfolio of proprietary life insurance and annuity products previously issued through Allmerica’s two life insurance subsidiaries, and marketed non-proprietary insurance and retirement savings products and services primarily to individuals through VeraVest Investments, Inc., a registered broker-dealer. The Asset Management segment markets investment management services to institutions, pension funds, and other organizations through Opus Investment Management, Inc., and manages a portfolio of guaranteed investment contracts issued through one of Allmerica’s life insurance subsidiaries.

The following table shows segment income, which is presented consistent with the manner in which management evaluates results and is in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information”. Segment income represents income before income taxes and excludes the items listed in the table at the end of this document.

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	Quarter ended September 30 (In millions)
	2003	2002
Property and Casualty	$38.6	$58.5
Allmerica Financial Services(1)	(5.8)	(540.2)
Asset Management	5.2	5.7
Corporate	(23.9)	(23.7)

Total Segment Income (Loss)(1)(2)	$14.1	$(499.7)

(1)	Includes a pre-tax $11.0 million asset impairment charge for the cessation of broker-dealer operations in 2003 and charges of $556.4 million primarily related to the decision to cease the manufacture and sale of proprietary variable products in 2002.
(2)	See reconciliation from segment income (loss) to net income (loss) at the end of this document.

Property and Casualty

Property and Casualty segment income was $38.6 million in the third quarter of 2003, compared to $58.5 million in the third quarter of 2002. The current quarter included $16.9 million of pre-tax catastrophe losses while the comparable period in 2002 included an unusually low $4.0 million of pre-tax catastrophe losses. Earnings were also lower in the quarter due to an unfavorable comparison in prior year reserve development of $23.2 million, and lower net investment income. The items were almost entirely offset by the favorable impact of premium rate increases and improved current accident year loss trends.

Property and Casualty highlights:

•	Net premiums written were $588.7 million in the third quarter of 2003, compared to $596.8 million in the third quarter of 2002.

•	Net premiums earned were $561.2 million in the third quarter of 2003, compared to $568.3 million in the third quarter of 2002.

•	Pre-tax catastrophe losses were $16.9 million in the third quarter of 2003, versus $4.0 million in the comparable period one year earlier.

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The following table summarizes the components of the statutory combined ratio for the Property and Casualty segment:

	Quarter ended September 30
	2003	2002
Losses (excluding catastrophes)	62.4%	62.0%
Catastrophe losses	3.0%	0.7%
Loss adjustment expenses	7.8%	8.5%
Policy acquisition and other underwriting expenses	29.1%	28.8%
Policyholders’ dividends	0.1%	—

Combined Ratio	102.4%	100.0%

Allmerica Financial Services

Allmerica Financial Services reported a segment loss of $5.8 million in the third quarter of 2003. These results include a pre-tax charge of $11.0 million relating to the cessation of broker-dealer operations. These results compare to a segment loss of $540.2 million in the third quarter of 2002, which were impacted by charges of $556.4 million, principally related to the Company’s decision to cease the manufacture and sale of proprietary variable annuity and variable life insurance products, as well as the impact of the continued decline in the equity market through September 30, 2002.

Allmerica Financial Services highlights:

•	The Risk Based Capital (RBC) ratio of Allmerica Financial Life Insurance and Annuity Company, Allmerica’s lead life insurance company, increased to 349 percent at September 30, 2003 up from 344 percent at June 30, 2003 and 244 percent at December 31, 2002.

•	Total adjusted statutory capital for the combined life insurance subsidiaries at September 30, 2003 was $547.2, up from $535.6 million at June 30, 2003 and $481.9 million at December 31, 2002.

•	In the third quarter, individual annuity redemptions were $493.6 million compared to $552.5 million in the second quarter, approximately $1.0 billion in the first quarter of 2003 and approximately $1.3 billion in the fourth quarter of 2002.

Asset Management

Asset Management’s third quarter segment income was $5.2 million, compared to $5.7 million in the same period in the prior year. In the current quarter, segment income included beneficial foreign exchange fluctuations of $2.9 million. Apart from this, income declined due to the continued runoff of the company’s funding agreements and the effect of replacing high-yield investments with lower yielding, higher quality fixed income securities.

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Corporate

Corporate segment net expenses were $23.9 million in the third quarter of 2003, compared to $23.7 million in the comparable period in 2002. Corporate expenses in each period include $10.0 million of interest expense on the Company’s long-term debt and mandatorily redeemable preferred securities of a subsidiary trust.

Investment Results

Net investment income was $110.5 million for the third quarter of 2003, compared to $152.8 million in the same period of 2002. In the current quarter, net investment income decreased primarily due to lower invested assets resulting from surrenders in the general account, a reduction in outstanding guaranteed investment contract balances and the sale of the Company’s fixed universal life insurance line of business.

Third quarter 2003 pre-tax net realized investment losses were $8.0 million, compared to $7.8 million of pre-tax net realized investment losses in the same period of 2002. In the current quarter, pre-tax net realized investment losses were principally related to impairments of $13.2 million on certain fixed maturity and equity securities offset by gains of $5.2 million primarily from the sale of fixed maturity securities. In the third quarter of 2002, pre-tax net realized investment losses included $48.8 million related primarily to impairments on certain fixed maturity securities. These losses were largely offset by gains of $40.2 million primarily from sales of other fixed maturity securities.

Balance Sheet

Shareholders’ equity was $2.2 billion, or $41.42 per share at September 30, 2003, compared to $2.1 billion, or $39.12 per share at December 31, 2002. Excluding accumulated other comprehensive income, book value was $41.30 per share at the close of the third quarter, compared to $39.83 per share at December 31, 2002.

Total assets were $25.0 billion at September 30, 2003, compared to $26.6 billion at year-end 2002. Separate account assets were $11.5 billion at September 30, 2003, versus $12.3 million at December 31, 2002. The declines in total and separate account assets were principally the result of surrenders of individual variable annuities as well as the sale of the Company’s fixed universal life insurance line of business.

Exit From Broker-Dealer Operations

The company announced the cessation of its broker-dealer operations. Third quarter results include a pre-tax charge of approximately $11.0 million in connection with this action. This decision will allow the company to focus on its core property and casualty business. The company expects to incur an additional pre-tax charge of approximately $25 million—$30 million for severance and other expenses related to this decision primarily in the fourth quarter, and to a lesser extent in the first quarter of 2004.

Allmerica Financial Corporation will host a conference call to discuss the Company’s third quarter results on Tuesday, October 28th at 10:00 a.m. Eastern Time. Interested investors and others can listen to the call through Allmerica’s web site, located at www.allmerica.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any

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necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Allmerica Financial Corporation’s Third Quarter Earnings Press Release and Statistical Supplement are also available in the Financial News section at www.allmerica.com.

Certain statements in this release may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes”, “anticipates”, “expects” and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com under “Financial News”. These uncertainties include the possibility of adverse catastrophe experience and severe weather, adverse loss development and adverse trends in mortality and morbidity, changes in the stock and financial markets, changes from assumed surrender activities and assumed stock market returns, adverse selection in surrender patterns, investment impairments, heightened competition, adverse state and federal legislation or regulation, financial ratings actions, and various other factors, including the effect of the Company’s decision to close its broker-dealer operations.

Allmerica Financial Corporation is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.

CONTACTS:	Investors:	Media:
	Henry P. St. Cyr (508) 855-2959 hstcyr@allmerica.com	Michael F. Buckley (508) 855-3099 mibuckley@allmerica.com

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10/27/03

ALLMERICA FINANCIAL CORPORATION

(In millions, except per share data)

	Quarter ended September 30
	2003	2002
Net income (loss)	$11.4	$(313.4)
Net income (loss) per share(1)	$0.21	$(5.93)
Weighted average shares	53.3	52.9

The following is a reconciliation from segment income (loss) to net income (loss)(2):

	Quarter ended September 30
	2003	2002
Property and Casualty	$38.6	$58.5
Allmerica Financial Services	(5.8)	(540.2)
Asset Management	5.2	5.7
Corporate(3)	(23.9)	(23.7)

Total segment income (loss)	14.1	(499.7)
Federal income tax benefit on segment income	5.6	184.7

Total segment income (loss) after federal income taxes	19.7	(315.0)
Net realized investment losses, net of taxes and deferred acquisition cost amortization	(8.2)	(0.7)
Gain from retirement of trust instruments supported by funding agreement obligations, net of taxes	0.4	—
Gain on derivative instruments, net of taxes	0.3	—
Restructuring costs, net of taxes	(0.8)	—
Other items, net of taxes	—	2.3

Net income (loss)	$11.4	$(313.4)

Net income (loss) includes the following items (net of taxes) by segment:

	Quarter ended September 30, 2003
	Property & Casualty	Allmerica Financial Services	Asset Management	Corporate	Total
Net realized investment losses, net of taxes and deferred acquisition cost amortization	$(4.3)	$(4.3)	$0.4	$—	$(8.2)
Gain from retirement of trust instruments supported by funding obligations	—	—	0.4	—	0.4
Gain on derivative instruments	—	—	0.3	—	0.3
Restructuring costs	—	(0.8)	—	—	(0.8)

	Quarter ended September 30, 2002
	Property & Casualty	Allmerica Financial Services	Asset Management	Corporate	Total
Net realized investment losses, net of taxes and deferred acquisition cost amortization	$(0.3)	$(2.1)	$0.6	$1.1	$(0.7)
Other items	—	2.3	—	—	2.3

(1)	Basic net income (loss) per share was $0.22 and $(5.93) for the quarters ended September 30, 2003 and 2002, respectively. Per share data for the quarter ended September 30, 2002 represents basic loss per share due to antidilution.
(2)

In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision makers in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments based on a pre-tax basis. Segment income (loss) is determined by adjusting net income (loss) for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income (loss) excludes net gains and losses on disposals of businesses, discontinued operations, restructuring and reorganization costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(3)	In compliance with Statement of Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and Statement of Accounting Standards No. 131 “Disclosures About Segments of an Enterprise and Related Information”, items previously disclosed as “Minority Interest: distributions on mandatorily redeemable preferred securities of a subsidiary trust” are now included in the Corporate segment.

All figures reported are unaudited.